Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-12677 and 333-135043 on Form S-8 of our report dated April 2, 2008, relating to the financial statements of Franklin Credit Management Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for certain purchased notes receivable as of January 1, 2005) appearing in this Annual Report on Form 10-K of Franklin Credit Management Corporation for the year ended December 31, 2007.
New York, New York
April 2, 2008